TheAltmanGroup	Shareholder Communications

May 13, 2008

**URGENT**

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Re: Fairholme Funds, Inc.

Dear Stockholder:

The Altman Group has been retained by Fairholme Capital Management, LLC to contact you regarding an extremely important matter pertaining to your Fairholme Fund. We have tried on numerous occasions to get in touch with you but at this point have been unsuccessful.

It is important that you please contact me immediately at 1-866 751 6311 ext. 2610.   It will only take a few moments so please call today.   This is in regards to a legitimate matter and I need to speak with you immediately.  No personal information is required when calling.

Thank you in advance for your assistance with this matter.

Sincerely,

Frederick M. Bonnell
Managing Director
Shareholder Communications

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60 East 42nd Street, New York, New York 10165